Exhibit 10.6

ZAI LAB LIMITED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of the consummation of the initial public offering (the “IPO”) of the American depository shares (“ADS”) of Zai Lab Limited (the “Company”), each individual who provides services to the Company as a director, other than a director who is employed by the Company or an affiliate, (a “Non-Employee Director”) shall be entitled to receive the following amounts of compensation:

Type of Compensation	Amount and Form of Payment

Annual cash retainer	$50,000 (payable in cash on a quarterly basis)

Equity retainer

In calendar years 2018 and 2019, non-employee directors received an annual grant of 12,500 restricted shares under our 2017 Equity Plan, which vested in full on the first anniversary of the date of grant, subject to continued service as a member of our board of directors through such date. Commencing in calendar year 2020, non-employee directors will receive an annual grant of 10,000 restricted shares under our 2017 Equity Plan, which vest in full on the first anniversary of the date of grant, subject to continued service as a member of our board of directors through such date.

In connection with the IPO, grant of restricted stock in respect of 25,000 ordinary shares to be made to each Non-Employee Director, other the Compensation Committee Chair, who was appointed to the board of directors of the Company following the adoption of this policy by the board of directors of the Company and whose appointment is effective prior to the IPO; which vests ratably on each of the first three anniversaries of the date of grant, subject to continued service as a member of our board of directors through such date.

Additional annual cash retainer for Audit Committee chair	$20,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Audit Committee member	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compensation Committee chair	$15,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compensation Committee member	$7,500 (payable in cash on a quarterly basis)

Additional annual cash retainer for Nominating Committee chair	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Nominating Committee member	$5,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compliance Committee chair	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compliance Committee member	$5,000 (payable in cash on a quarterly basis)

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

For the avoidance of doubt, directors who are (i) employees of the Company, (ii) employees of one of its affiliates or (iii) (a) are affiliated with a shareholder holding more than one percent (1%) of the ordinary shares or ordinary share equivalents of the Company or (b) individually (or through any trust or estate planning entity) hold more than one percent (1%) of the ordinary shares or ordinary share equivalents) of the Company will not receive compensation for their service as a director, other than reimbursement for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.